News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2023 RESULTS

Tampa, FL - April 24, 2023. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2023.

Net sales in the first quarter were $2,974 million compared to $3,162 million in the first quarter of 2022 reflecting higher beverage can volumes in Americas Beverage, offset by lower volumes across most other businesses, the pass through of approximately $100 million in lower steel and aluminum costs and unfavorable foreign currency translation of $36 million.

Income from operations was $269 million in the first quarter compared to $344 million in the first quarter of 2022. Segment income in the first quarter of 2023 was $320 million compared to $383 million in the prior year first quarter as benefits from the contractual recovery of prior years’ inflationary cost increases in European Beverage and cost reduction initiatives in Transit Packaging were offset by $60 million of year over year inventory impact of steel repricing in the Other segment and lower volumes.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “Operating results for the Company during the first quarter exceeded our earlier estimates as better than anticipated results in European Beverage and Transit Packaging more than offset softer than expected overall volumes. The benefits from actions taken in 2022 to negotiate more comprehensive raw material and other inflationary pass-through provisions in European Beverage and a significant overhead reduction program initiated in Transit Packaging were clearly visible in the first quarter and will continue to yield benefits throughout the balance of the year.

“Volumes in Americas Beverage were up 6% during the quarter with North America up 4%, despite lighter than expected consumer promotional activity to date. On April 1st, the inflation-recovery mechanisms built into our North American beverage can contracts commenced, allowing us to begin to recover cost increases experienced during the past year.

“Our strategy from 2019 has been to responsibly deploy capital into our global beverage can operations to profitably expand production capacity in support of growing customer demand. As we near completion of the multi-year beverage can expansion program, we will remain keenly focused on supporting customers’ needs from our global platform and will use expected increasing cash flow to pay down debt and return capital to shareholders. In the near term, consumer demand may continue to be impacted by inflationary pressures; however, we believe the beverage can remains the preferred package for new product launches with unmatched sustainability benefits.”

Interest expense was $102 million in the first quarter of 2023 compared to $54 million in the first quarter of 2022 reflecting higher outstanding debt and higher interest rates.

Net income attributable to Crown Holdings in the first quarter was $102 million compared to $216 million in the first quarter of 2022. Reported diluted earnings per share were $0.85 in the first quarter of 2023 compared to $1.74 in 2022. Adjusted diluted earnings per share were $1.20 compared to $2.01 in 2022 and compared to the quarterly guidance range of $1.00 to $1.10.

In the first quarter of 2023, the Company received an $83 million distribution from its European tinplate equity interest, Eviosys, bringing cumulative distributions to $116 million since the Company sold the business in August 2021.

Outlook
We continue to expect full year improved operating results in global beverage as well as in Transit Packaging.

We affirm our previously issued guidance including adjusted annual EBITDA growth of 8-12% and 2023 adjusted diluted earnings per share to be in the range of $6.20 to $6.40, including a $1.20 per diluted share year over year impact from

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
additional noncash pension and higher net interest expense. The Company expects the adjusted effective income tax rate to be between 24% and 25% and adjusted free cash flow to be approximately $500 million after $900 million in capital expenditures.

Second quarter adjusted diluted earnings per share is expected to be in the range of $1.60 to $1.70 which includes headwinds from higher interest and pension expense.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2023 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. We have not provided a reconciliation of the range of anticipated growth of projected adjusted EBITDA to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including restructuring and other charges which are event-driven.

Conference Call
The Company will hold a conference call tomorrow, April 25, 2023 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on May 2, 2023. The telephone numbers for the replay are 203-369-0185 or toll free 866-361-4937.

Cautionary Note Regarding Forward-Looking Statements

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2023, including consumer preference for beverage cans and increasing global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines; and the impact of overhead reduction efforts in the Transit Packaging business, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2022 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$2,974	$3,162

Cost of products sold	2,411	2,547
Depreciation and amortization	123	115
Selling and administrative expense	160	157
Restructuring and other	11	(1)
Income from operations (1)	269	344
Other pension and postretirement	11	(4)
Foreign exchange	4	(10)
Earnings before interest and taxes	254	358
Interest expense	102	54
Interest income	(9)	(3)
Income from operations before income taxes	161	307
Provision for income taxes	42	78
Equity earnings	3	17
Net income	122	246
Net income attributable to noncontrolling interests	20	30
Net income attributable to Crown Holdings	$102	$216

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.86	$1.75
Diluted	$0.85	$1.74

Weighted average common shares outstanding:
Basic	119,238,117	123,644,811
Diluted	119,643,244	124,430,160
Actual common shares outstanding at quarter end	120,101,710	123,362,113

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2023	2022
Income from operations	$269	$344
Intangibles amortization	40	40
Restructuring and other	11	(1)
Segment income	$320	$383

Segment Information

Net Sales	Three Months Ended March 31,
	2023	2022
Americas Beverage	$1,261	$1,226
European Beverage	479	510
Asia Pacific	338	413
Transit Packaging	564	657
Other (1)	332	356
Total net sales	$2,974	$3,162

Segment Income

Americas Beverage	$178	$164
European Beverage	45	53
Asia Pacific	36	53
Transit Packaging	78	61
Other (1)	27	94
Corporate and other unallocated items	(44)	(42)
Total segment income	$320	$383

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2023		2022
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$102	$0.85	$216	$1.74
Intangibles amortization (1)	40	0.33	40	0.32
Restructuring and other (2)	11	0.09	(1)	(0.01)
Income taxes (3)	(12)	(0.10)	(7)	(0.06)
Equity earnings (4)	3	0.03	2	0.02
Adjusted net income/diluted earnings per share	$144	$1.20	$250	$2.01

Effective tax rate as reported	26.1%		25.4%

Adjusted effective tax rate	25.5%		24.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2023 and 2022, the Company recorded charges of $40 million ($31 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarter of 2023, the Company recorded net restructuring and other charges of $11 million ($9 million net of tax) primarily related to business reorganization activities in Europe. In the first quarter of 2022, the Company recorded net restructuring and other gains of $1 million ($2 million net of tax).
(3)The Company recorded income tax benefits of $12 million and $7 million in the first quarters of 2023 and 2022, primarily related to the items described above.

(4)In the first quarters of 2023 and 2022, the Company recorded its proportional share of intangible amortization, net of tax, recorded by its equity method investment, Eviosys, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
March 31,	2023	2022
Assets
Current assets
Cash and cash equivalents	$403	$389
Receivables, net	1,957	2,170
Inventories	2,058	2,063
Prepaid expenses and other current assets	244	341
Current assets held for sale		99
Total current assets	4,662	5,062

Goodwill and intangible assets, net	4,339	4,483
Property, plant and equipment, net	4,704	4,083
Other non-current assets	707	802
Total assets	$14,412	$14,430

Liabilities and equity
Current liabilities
Short-term debt	$163	$96
Current maturities of long-term debt	124	1,137
Accounts payable and accrued liabilities	3,289	3,856
Current liabilities held for sale		17
Total current liabilities	3,576	5,106

Long-term debt, excluding current maturities	7,046	5,654
Other non-current liabilities	1,308	1,410

Noncontrolling interests	452	440
Crown Holdings shareholders' equity	2,030	1,820
Total equity	2,482	2,260
Total liabilities and equity	$14,412	$14,430

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2023	2022

Cash flows from operating activities
Net income	$122	$246
Depreciation and amortization	123	115
Restructuring and other	11	(1)
Pension expense	15	8
Pension contributions	1	20
Stock-based compensation	11	10
Working capital changes and other (3)	(518)	(699)
Net cash used for operating activities (1)	(235)	(301)

Cash flows from investing activities
Capital expenditures	(233)	(117)
Acquisitions and divestitures		(18)
Eviosys distribution (3)	56
Other	16	18
Net cash used for investing activities	(161)	(117)

Cash flows from financing activities
Net change in debt	307	717
Dividends paid to shareholders	(29)	(27)
Common stock repurchased	(6)	(350)
Dividends paid to noncontrolling interests	(11)	(11)
Other, net	1	(8)
Net cash provided by financing activities	262	321

Effect of exchange rate changes on cash and cash equivalents	(3)	(36)

Net change in cash and cash equivalents	(137)	(133)
Cash and cash equivalents at January 1	639	593

Cash, cash equivalents and restricted cash at March 31 (2)	$502	$460

(1)Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2023 and 2022 follows.

(2)Cash and cash equivalents include $99 million and $71 million of restricted cash at March 31, 2023 and 2022.

(3)Working capital changes and other includes $27 million of the total $83 million distribution from Eviosys.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

	Three Months Ended March 31,
	2023	2022
Net cash used for operating activities	$(235)	$(301)
U.K. pension settlement (4)	(1)	(24)
Interest included in investing activities (5)	13	13
Capital expenditures	(233)	(117)
Insurance receivable (6)	(23)
Adjusted free cash flow	$(479)	$(429)

(4)In September 2021, the Company made a contribution of £196 million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company has been repaid £103 million of the contribution as of March 31, 2023 and expects to receive another £24 million as the plan sells its remaining illiquid assets.

(5)Interest benefit of cross currency swaps included in investing activities.

(6)Insurance proceeds received in the first quarter of 2023 related to the December 2021 tornado at the Bowling Green plant.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended March 31, 2023
	Net Sales	Segment Income
Americas Beverage	$10	$(1)
European Beverage	(21)	(1)
Asia Pacific	(6)
Transit Packaging	(17)	(2)
Corporate and other	(2)	(1)
	$(36)	$(5)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	Q1 2023	Q1 2022	Full Year 2022	Twelve Months Ended March 31, 2023
Income from operations	$269	$344	$1,336	$1,261
Add:
Intangibles amortization	40	40	159	159
Restructuring and other	11	(1)	(52)	(40)
Segment income	320	383	1,443	1,380
Depreciation	83	75	301	309
Adjusted EBITDA	$403	$458	$1,744	$1,689

Total debt			$6,977	$7,333
Less cash			550	403
Net debt			$6,427	$6,930

Adjusted net leverage ratio			3.7x	4.1x